Exhibit 99.2

STORE Capital Announces Pricing of Secondary Offering of

Shares of Common Stock

SCOTTSDALE, Ariz., March 29, 2016 - STORE Capital Corporation (“STORE Capital”) (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, announced today the pricing of its previously announced secondary public offering.  Pursuant to the offering, STORE Holding Company, LLC (“STORE Holding”), a stockholder affiliated with Oaktree Capital Management, L.P., is selling all 33,336,144 shares of STORE Capital’s common stock it owns.  The public offering price is $25.25 per share, and the offering is expected to close on or about April 1, 2016, subject to customary closing conditions.  Immediately following the offering, STORE Holding will not own any shares of STORE Capital common stock.

STORE Capital is not offering any shares of common stock in the offering and will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co. is acting as sole underwriter for the offering.

This information is subject to change and does not purport to be a complete description of these securities or the offering.  Please refer to the prospectus and the related prospectus supplement for a complete description.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  A copy of the prospectus and the related prospectus supplement for the offering can be obtained from Goldman, Sachs & Co., 200 West Street, New York, NY 10282-2198, Attention: Prospectus Department (866-471-2526).

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,325 property locations, substantially all of which are profit centers, in 46 states as of December 31, 2015.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements include those relating to whether or not the offering will be consummated. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Financial Profiles
Moira Conlon, 310-622-8220
STORECapital@finprofiles.com